SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 1, 2007

ISIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

1896 Rutherford Road
Carlsbad, CA 92008

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Isis Pharmaceuticals, Inc. (“Isis”) recently recruited Jeff Jonas, MD as Executive Vice President responsible for development, to whom Dr. Mark K. Wedel now reports.  To affirm its commitment to Dr. Wedel as a senior contributor to Isis long term and to assure effective integration of Dr. Jonas, Isis entered an employee retention agreement with Dr. Wedel, a copy of which is attached to this Report as Exhibit 10.1 (the “Employment Agreement”).

Although Isis does not generally enter formal employment agreements with its employees, Isis designed the Employment Agreement in recognition of the significant change represented by the recruitment of Dr. Jonas and to present Dr. Wedel with an opportunity to contribute as an Isis employee for the long term.  However, should Dr. Wedel decide the change is unsatisfactory, he may resign, and may be eligible to receive a salary continuation benefit depending on the date of his termination.  If Dr. Wedel remains an employee of Isis through June 1, 2007, he will be eligible to receive a salary continuation benefit equal to 12 months plus two additional months of salary continuation for every month he remains an employee after June 1, 2007, not to exceed a maximum of 18 months salary continuation.

The description of the Employment Agreement set forth above is qualified in its entirety by reference to the full and complete terms set forth in such agreement filed as an exhibit to this Report and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Employment Agreement dated March 1, 2007 between Isis and Mark K. Wedel.

INDEX TO EXHIBITS

10.1	Employment Agreement dated March 1, 2007 between Isis and Mark K. Wedel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Isis Pharmaceuticals, Inc.

Dated: March 5, 2007	By:	/s/ B. Lynne Parshall
B.LYNNE PARSHALL
Executive Vice President,
Chief Financial Officer and Director